EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Riverview Financial Corporation

We consent to the reference to the use of our report dated March 29, 2017, with respect to the consolidated financial statements of Riverview Financial Corporation and subsidiaries as of December 31, 2016, and for the year then ended, which report appears in the Registration Statement (No. 333-219062) on Form S-4 of Riverview Financial Corporation and is incorporated by reference in this Current Report on Form 8-K/A of Riverview Financial Corporation.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

December 15, 2017